Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-140341) and in the Registration Statement on Form F-3 (No. 333-165169) of Mindray Medical International Limited of our report dated May 7, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 20-F. We also consent to the reference to us under the heading “Selected Financial Data” in such Form 20-F.
/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Hong Kong
May 7, 2010